SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) of the
                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) September 23, 2005

                                  AVITAR, INC.
               (Exact Name of Registrant as Specified in Charter)


                   Delaware                   1-15695          06-1174053
       (State or other jurisdiction        (Commission        (IRS Employer
          of incorporation)                 File Number)     Identification No.)

             65 Dan Road, Canton, Massachusetts              02021
       (Address of principal executive offices)            (Zip code)

       Registrant's telephone number, including area code:       (781) 821-2440

                                 Not Applicable
          (Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01 Entry into a Material Definitive Agreement.

On September 23, 2005, Avitar, Inc. ("Avitar" or the "Company"), entered into a Securities Purchase Agreement and related agreements as part of a $3 million private placement with AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC, and New Millennium Capital Partners II, LLC (collectively, the "Purchasers"). See the information reported in Items 3.02 and 9.01 below.

Item 3.02 Unregistered Sales of Equity Securities.
The Company entered into a $3 million private placement of convertible notes and warrants based upon the Securities Purchase Agreement referred to in Item 1.01 above.

The securities to be issued in the private placement are $3 million of 8% Secured Convertible Notes and Warrants to purchase 6,000,000 shares of the Company's Common Stock in exchange for gross proceeds of $3 million, of which $1 million was paid in the first closing on September 23rd. A second tranche of $1 million is to be paid when we file a registration statement with respect to the shares issuable upon conversion of the Notes and exercise of the Warrants (the "Registration Statement"). The third tranche of $1 million is to be paid when the Registration Statement is effective. The Notes are convertible into Common Stock at 65% of the average of the three (3) lowest intraday trading prices for the twenty (20) trading days immediately prior to the notice of conversion and the Warrants are exercisable at $0.25 per share.

The Notes bear interest at 8%, mature three years from the date of issuance, and are convertible into our common stock at any time, at the Purchasers' option, at 65% of the average of the three lowest intraday trading prices for the Common Stock for the 20 trading days ending the day before the conversion date.

The full principal amount of the Notes, plus a default interest rate of 15%, is due upon a default under the terms of the Notes. We have a right to prepay the Notes under certain circumstances at a premium ranging from 20% to 35% depending on the timing of such prepayment.

In addition, we granted the Purchasers a security interest in substantially all of our assets. We are further required to file the Registration Statement with the Securities and Exchange Commission within 45 days of closing. If the Registration Statement is not filed on time or not declared effective within 120 days from the date of closing, we are required to pay to the Purchasers damages in Common Stock or cash, at the election of the Company, in an amount equal to two percent of the outstanding principal amount of the Notes per month plus accrued and unpaid interest.

The Warrants are exercisable until five years from the date of issuance at a purchase price of $0.25 per share. The Purchasers may exercise the Warrants on a cashless basis if the shares of Common Stock underlying the Warrants are not then registered pursuant to an effective registration statement. In the event the Purchasers exercise the Warrants on a cashless basis, we will not receive any proceeds. In addition, the Warrants are subject to standard anti-dilution provisions.

The Purchasers have agreed to restrict their ability to convert their Notes or exercise their Warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates in the aggregate after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of Common Stock.

Under the Securities Purchase Agreement, the Purchasers are entitled to reimbursement for expenses up to $50,000, which was deducted at the first closing.

The transactions described in this Item 3.02 are exempt from registration requirements pursuant to Section 4(2) and/or Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended.

Copies of the Agreements related to this private placement are attached to this Report as Exhibits. The Company issued a Press Release in reliance on Rule 135 on September 27, 2005 announcing that it entered into a $3 million private placement of secured convertible notes and warrants based upon the Securities Purchase Agreement.


Item 9.01.  Financial Statements and Exhibits.

         (a) Not applicable

         (b) Not applicable

         (c) Exhibits

Exhibit         Description                                     Location
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4.1             Securities Purchase Agreement dated as of
                September 22, 2005 between the Company and
                the Purchasers                                Provided herewith

4.2             Form of  Registration  Rights  Agreement
                dated as of Provided herewith
                September  22,  2005 between the Company
                and the Purchasers                            Provided herewith

4.3             Form of 8% Secured Convertible Note           Provided herewith

4.4             Form of Warrant                               Provided herewith

99.1            Press Release issued on September 27, 2005    Provided herewith

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                                    SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 27, 2005             AVITAR, INC.


                                    By: /s/ Jay Leatherman
                                    Name:  Jay Leatherman
                                    Title:   Chief Financial Officer